Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-170042) and related Prospectus of iGATE Corporation for the registration of common stock and debt securities and to the incorporation by reference therein of our reports dated February 25, 2010, with respect to the consolidated financial statements of iGATE Corporation and the effectiveness of internal control over financial reporting of iGATE Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New Delhi, India

November 29, 2010